International Flavors and Fragrances Inc. SC 13G/A

Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Date: February 10, 2022

Winder Investment Pte Ltd

By:	/s/ Sharon Yam
Name:	Sharon Yam
Title:	Director

By:	/s/ Iqbal Jumabhoy
Name:	Iqbal Jumabhoy
Title:	Director

Freemont Capital Pte Ltd

By:	/s/ Sharon Yam
Name:	Sharon Yam
Title:	Director

By:	/s/ Iqbal Jumabhoy
Name:	Iqbal Jumabhoy
Title:	Director

Haldor Foundation

By:	/s/ Peter Prast
Name:	Peter Prast
Title:	Board Member

By:	/s/ Ernst Walch
Name:	Ernst Walch
Title:	Board Member